Exhibit 3.6

RESTATED CERTIFICATE OF INCORPORATION
OF
MOSYS, INC.

MoSys, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:  The name of the Corporation is MoSys, Inc.  The Corporation was originally incorporated under the name “MONOLITHIC SYSTEM TECHNOLOGY, INC.,” and the original Certificate of Incorporation of the Corporation was filed on August 1, 2000.  On November 3, 2000, the Corporation filed a Restated Certificate of Incorporation which amended and restated the original Certificate of Incorporation.  On June 26, 2001, the Corporation filed a Certificate of Designations, Preferences and Rights of Series AA Preferred Shares which created a series of Preferred Stock designated as “Series AA Preferred Stock.”  On July 3, 2001, all outstanding shares of Original Preferred Stock of the Corporation were converted (without any action by the holders thereof) into fully paid and nonassesable shares of Common Stock pursuant to Article IV, Section 3.3(b) of the Certificate of Incorporation of the Corporation, as theretofore amended or supplemented, and there were no authorized and unissued shares of Original Preferred Stock at the time of such automatic conversion.  On May 25, 2006, the Corporation filed a Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation which changed the name of the Corporation to “MoSys, Inc.”  On November 10, 2010, the Corporation filed a Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series AA Preferred Shares.

SECOND:  Pursuant to Section 245 of the Delaware General Corporation Law, the Restated Certificate of Incorporation attached hereto as Appendix I restates and integrates, and does not further amend, the provisions of the Corporation’s Restated Certificate of Incorporation in its entirety, as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the attached Restated Certificate of Incorporation.

THIRD:  The attached Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation in accordance with Section 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer this 11th day of November 2010.

MOSYS, INC.

By:	/s/ James W. Sullivan
Name: James W. Sullivan
Title: Chief Financial Officer

APPENDIX 1

RESTATED CERTIFICATE OF INCORPORATION

OF

MOSYS, INC.

ARTICLE I

The name of the corporation is MoSys, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is: 1209 Orange Street, City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A)          AUTHORIZED SHARES.  The total number of shares of all classes of stock which the Corporation has authority to issue is One Hundred Forty Million (140,000,000) shares, consisting of two classes: One Hundred Twenty Million (120,000,000) shares of Common Stock, $0.01 par value per share, and Twenty Million (20,000,000) shares of Preferred Stock, $0.01 par value per share, of which one hundred twenty thousand (120,000) shares, $0.01 par value per share, are designated “Series AA Preferred Stock” pursuant to the certificate of designations that created such series as filed with the Secretary of State of the State of Delaware.

(B)           ADDITIONAL DESIGNATIONS.  The board of directors of the Corporation (“Board of Directors”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of additional shares of Preferred Stock in one or more series by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).  The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

Except as otherwise expressly provided in any certificate of designations designating any series of Preferred Stock pursuant to the foregoing provisions of this Section (B) or by the General Corporation Law of Delaware, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock or any future class or series of Preferred Stock or Common Stock.

(C)           SERIES AA PREFERRED STOCK.

Section 1.               Designation and Amount.  The shares of such series shall be designated “Series AA Preferred Stock” and the number of shares constituting the Series AA Preferred Stock shall be one hundred twenty thousand (120,000). The number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series AA Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series AA Preferred Stock. The Series AA Preferred Stock shall have a par value of $0.01 per share.

Section 2.               Dividends and Distributions.

(A)          Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series AA Preferred Stock with respect to dividends, the holders of shares of Series AA Preferred Stock, in preference to the holders of Common Stock of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash (each payment date determined by the Board of Directors being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series AA Preferred Stock, in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of the Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series AA Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series AA

Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           The Corporation shall declare a dividend or distribution on the Series AA Preferred Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C)           The Board of Directors may fix a record date for the determination of holders of shares of Series AA Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights.  The holders of shares of Series AA Preferred Stock shall have the following voting rights:

(A)          Subject to the provision for adjustment hereinafter set forth, each share of Series AA Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series AA Preferred Stock were entitled immediately prior to such an event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           Except as otherwise provided herein, in any other Certificate of Amendment to the Certificate of Incorporation or Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series AA Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C)           Except as set forth herein, or as otherwise provided by law, holders of Series AA Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

(A)       Whenever quarterly dividends or other dividends or distributions payable on the Series AA Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series AA Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)         declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series AA Preferred Stock;

(ii)        declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series AA Preferred Stock, except dividends paid ratably on the Series AA Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)       redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series AA Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series AA Preferred Stock; or

(iv)       redeem or purchase or otherwise acquire for consideration any shares of Series AA Preferred Stock, or any shares of stock ranking on a parity with the Series AA Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares.  Any shares of Series AA Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Amendment to the Certificate of Incorporation or Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.  Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series AA Preferred Stock unless, prior thereto, the holders of shares of Series AA Preferred Stock shall have received the greater of (a) $48.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of such payment, or (b) an amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series AA Preferred Stock, except distributions made ratably on the Series AA Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series AA Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.  Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series AA Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock into a greater or lesser number of shares of Common Stock), then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series AA Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.  No Redemption.  The shares of Series AA Preferred Stock shall not be redeemable.

Section 9.  Rank.  The Series AA Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation’s Preferred Stock.

Section 10.  Amendment.  The Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series AA Preferred Stock so as to affect them adversely without, in addition to any other vote of shareholders required by law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series AA Preferred Stock, voting together as a single class.

Section 11.  Fractional Shares.  The Series AA Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Series AA Preferred Stock.

(D)          RESIDUAL RIGHTS.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

(E)           CONSENT FOR CERTAIN REPURCHASES OF COMMON STOCK DEEMED TO BE DISTRIBUTIONS.  Each holder of capital stock of the Corporation shall be deemed to have consented, for purposes of the Delaware General Corporation Law, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services or pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

ARTICLE VI

SECTION 1.                  NO DIRECTOR LIABILITY.  To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

SECTION 2.                  DIRECTOR INDEMNITY.  The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify and hold harmless all directors of the Corporation.  To the extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to the Corporation, its stockholders, and others.

SECTION 3.                  SURVIVAL OF DIRECTOR PROTECTIONS.  Neither any amendment nor repeal of any of the foregoing provisions of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VII

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

ARTICLE VIII

The election of directors under the terms of the bylaws of the Corporation is not required to occur by written ballot.